Exhibit 4.2

Description of Securities of Aardvark Therapeutics, Inc.

The following is a summary of the material terms of the capital stock of Aardvark Therapeutics, Inc. (Aardvark, the Company, our, we, or us) as well as other material terms of our Fourth Amended and Restated Certificate of Incorporation, as may be amended or restated from time to time (the Certificate of Incorporation), and Amended and Restated Bylaws, as may be amended or restated from time to time (the Bylaws) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws, current copies of which are filed as exhibits to our most recent Annual Report on Form 10-K.

Our authorized capital stock consists of 490,000,000 shares of common stock, $0.00001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.00001 par value per share. Our board of directors is authorized, without stockholder approval except as required by the rules and listing standards of The Nasdaq Stock Market LLC, to issue additional shares of our capital stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. The Certificate of Incorporation does not provide for cumulative voting for the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors. In addition, the affirmative vote of holders of 66-2/3% of the voting power of all of the then outstanding capital stock is required to take certain actions, including amending certain provisions of the Certificate of Incorporation, including the provisions relating to amending the Bylaws, the classified board and director liability. The Certificate of Incorporation establishes a classified board of directors that is divided into three classes with staggered three-year terms. Only the directors in one class will be subject to election at each annual meeting of our stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights, and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

If we become subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Non-Assessable

All of the outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company or other corporate action and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.

Registration Rights

Investors’ Rights Agreement

In May 2024, in connection with our Series C preferred stock financing, we entered into an Amended and Restated Investors’ Rights Agreement, as subsequently amended, or the Rights Agreement. The Rights Agreement granted certain rights to the holders of our then-outstanding convertible preferred stock, including certain registration rights with respect to the registrable securities held by them.

The holders of the shares of our common stock that were issued upon the automatic conversion of our convertible preferred stock in connection with our initial public offering completed in February 2025 (IPO) (as of the date of the closing of the IPO, 11,439,841 shares of our common stock) are entitled to these demand, piggyback and Form S-3 registration rights pursuant to the Rights Agreement. We will pay the registration expenses, other than the underwriting discounts, selling commissions, stock transfer taxes and certain fees and disbursements of counsel for the holders, of the shares registered pursuant to the demand, piggyback and Form S-3 registrations described below.

Generally, in an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of shares the holders may include. The demand, piggyback and Form S-3 registration rights described below will expire no later than February 14, 2028 (that date that is three years after the completion of our IPO), or with respect to any particular holder, at such time that such holder may immediately sell all its shares of registrable securities under Rule 144 of the Securities Act of 1933, as amended (the Securities Act), during any 90-day period.

Demand Registration Rights

The holders of the shares of our common stock that were issued upon the automatic conversion of our convertible preferred stock in connection with our IPO (as of the date of the closing of the IPO, 11,439,841 shares of our common stock) are entitled to certain demand registration rights pursuant to the Rights Agreement. At any time beginning August 12, 2025 (the date that is 180 days after the completion of our IPO), the holders of a majority of the registrable securities then outstanding may request that we register all or a portion of their shares. Such request for registration must cover registrable securities with an anticipated aggregate offering price, after deduction for underwriters’ discounts and expenses related to the issuance, of at least $20.0 million.

Piggyback Registration Rights

In the event that we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders, the holders of registrable securities subject to the Rights Agreement will be entitled to certain piggyback registration rights pursuant thereto allowing such holders to include their shares in such registration, subject to certain marketing and other limitations. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to: (i) a demand registration as described above; (ii) a registration on Form S-3 as described below; (iii) a registration relating solely to employee benefit plans; (iv) a registration relating to the offer and sale of debt securities; (v) a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act; or (vi) a registration on any registration form that does not permit secondary sales, then holders of these shares are entitled to notice of the registration and have the right to include their shares in the registration, subject to limitations that the underwriters may impose on the number of shares included in the offering.

S-3 Registration Rights

The holders of the shares of our common stock that were issued upon the automatic conversion of our convertible preferred stock in connection with our IPO (as of the date of the closing of the IPO, 11,439,841 shares of our common stock) are entitled to certain Form S-3 registration rights pursuant to the Rights Agreement. Such holders of registrable securities can make a request that we register their shares on Form S-3 if we are qualified to file a registration statement on Form S-3, provided that (i) such holders must hold an aggregate of not less than 15% of the registrable securities then outstanding and (ii) such holders, together with the holders of any other securities entitled to inclusion in such registration, propose to sell securities at an aggregate price of at least $1.0 million. We will not be required to effect a registration on Form S-3 within 60 days of a registration initiated by us, to effect more than two registrations on Form S-3 within any 12-month period or to effect any registration that our board of directors deems in good faith to be materially detrimental to our company and our stockholders, subject to certain limitations. If the holders requesting registration intend to distribute their shares by means of an underwritten offering, the underwriter of such offering will have the right to limit the number of shares to be underwritten.

Election and Removal of Directors; Vacancies

The exact number of directors will be fixed from time to time by resolution of our board of directors. Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the stockholders’ meeting and entitled to vote on the election of directors.

No director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing not less than 66-2/3% of the then-outstanding shares then entitled to vote at an election of directors, voting together as a single class.

Any vacancy occurring on our board of directors and any newly created directorship may be filled only by a majority of the remaining directors in office.

Staggered Board

Our board of directors is divided into three classes serving staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of our board of directors. In general, at least two annual meetings of stockholders will typically be necessary for stockholders to effect a change in a majority of the members of our board of directors.

Limitation on Action by Written Consent

The Certificate of Incorporation and the Bylaws provide that holders of our common stock are not able to act by written consent without a meeting.

Stockholder Meetings

The Certificate of Incorporation and the Bylaws provide that special meetings of our stockholders may be called only by the Chairperson of our board of directors, our Chief Executive Officer (or president, in the absence of a Chief Executive Officer) or a majority of the directors. The Certificate of Incorporation and the Bylaws specifically deny any power of any other person to call a special meeting.

Amendment of the Certificate of Incorporation

The provisions of the Certificate of Incorporation under Part B of Article V, Article VI, Article VII, Article VIII, Article IX, Article X and Article XI may be amended only by the affirmative vote of holders of at least 66-2/3% of the voting power of our then-outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class. The affirmative vote of holders of at least a majority of the voting power of our outstanding shares of capital stock will generally be required to amend other provisions of the Certificate of Incorporation.

Amendment of Bylaws

The provisions of the Bylaws may be amended or repealed, and new bylaws may be adopted by (i) our board of directors, with the affirmative vote of a majority of directors present at any regular or special meeting of our board of directors called for that purpose, or (ii) our stockholders, with the affirmative vote of holders of at least 66-2/3% of the voting power of our then-outstanding shares of voting stock entitled to vote generally in an election of directors, voting together as a single class.

Other Limitations on Stockholder Actions

The Bylaws impose some procedural requirements on stockholders who wish to:

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make nominations in the election of directors;
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propose that a director be removed;
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propose any repeal or change in the Bylaws; or
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propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

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a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting;
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the stockholder’s name and address;
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any material interest of the stockholder in the proposal;
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the number of shares beneficially owned by the stockholder, the date or dates such shares were acquired and the investment intent of such acquisition; and
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any pledge by the stockholder with respect to such shares.

To be timely, a stockholder must generally deliver notice:

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in connection with an annual meeting of stockholders, not less than 90 nor more than 120 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the 120th day prior to the date of the annual meeting and not later than (i) the 90th day prior to such annual meeting or; (ii) if later, the 10th day following the day on which we first publicly announce the date of the annual meeting; or
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in connection with the election of a director at a special meeting of stockholders, during the period not less than 90 nor more than 120 days prior to the date of the special meeting, or, if later, the 10th day following the day on which public disclosure of such special meeting was first made.

In order to submit a nomination for our board of directors, a stockholder must also submit all information with respect to the nominee that would be required to be included in a proxy statement, as well as other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation of Liability of Directors and Officers

The Certificate of Incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Section 102(b)(7) of the General Corporation Law of the State of Delaware (the DGCL), permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

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any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
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any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
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as a director, unlawful payments of dividends or unlawful stock repurchases or redemptions;
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as an officer, derivative claims brought on behalf of the corporation by a stockholder; or
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any transaction from which the director or officer derived an improper personal benefit.

As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

The Certificate of Incorporation and the Bylaws also provide that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending these provisions will not reduce our indemnification obligations relating to actions taken before an amendment.

Forum Selection

The Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of fiduciary duty owed to us or our stockholders by any director, officer or other employee of our company; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Certificate of Incorporation and the Bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine. This provision would not apply to claims brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Furthermore, the Certificate of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.

Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

The enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find either of the choice of forum provisions contained in the Certificate of Incorporation or the Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company or our directors, officers or other employees, which may discourage such lawsuits against our company and our directors, officers and other employees and result in increased costs for investors to bring a claim.

Anti-Takeover Provisions

Certain provisions of Delaware law, along with the Certificate of Incorporation and the Bylaws, may have the effect of delaying, deferring, or discouraging (i) acquiring control of our company by means of a proxy contest, tender offer or otherwise; or (ii) removing our incumbent officers and directors. These provisions, as well as our ability to issue preferred stock, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of our company to first negotiate with our board of directors. However, these provisions could have the effect of delaying, discouraging or preventing attempts to acquire us, which could deprive our stockholders of opportunities to sell their shares of our common stock at prices higher than prevailing market prices.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our company.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is 48 Wall Street, Floor 23, New York, New York 10005.

Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “AARD.”